Exhibit 10.58

PERSONAL DELIVERY

October 5, 2012

Rick Poinsett
2808 Elsnab Court
Pleasanton, CA 94588

Dear Rick
This letter sets forth the substance of the separation agreement (the “Separation Agreement”) that Zeltiq, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation Date. Your employment termination date will be October 5, 2012 (the “Separation Date”). On the Separation Date, you will be paid all accrued salary, and all accrued but unused vacation time, less applicable deductions and withholdings. You are entitled to these payments even if you do not sign this Agreement.

2.Severance Benefits. Upon signing this Separation Agreement, and allowing the releases contained herein to become effective, the Company will provide you with the following severance benefits:

(i)Severance Payments. The Company will provide you with an amount equal to nine (9) months of current base salary (less required deductions and withholdings) beginning on the Separation Date (the “Severance Payment Period”). Severance will be paid as a single lump sum payment on the first payroll following expiration of the 7-day revocation period (as defined in Section 10 herein).

(ii)    Stock Options and Restricted Stock Units. The vesting of your Company stock options and Restricted Stock Units (“RSUs”) shall cease vesting as of the Separation Date and notwithstanding any provision in the governing stock option plan or agreement, you will have twelve (12) months from your Separation Date to exercise your vested but unexercised Company Stock Options. Your stock options and RSUs will continue to be governed by the applicable stock option plan, stock option agreement. You acknowledge and agree that the Company makes no representations as to the tax treatment of your Company stock options and RSUs and that you have been advised to seek independent tax advice as to these issues.
(iii)    COBRA Payments.
(a)    Provided that you timely elect continuing health and dental coverage through COBRA, the Company will reimburse you for COBRA premium payments (for you and all covered dependents) during the Severance Payment Period or until you become eligible for coverage through a subsequent employer, whichever is earlier (the “COBRA Premiums”).
(b)    Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each month, a fully taxable cash payment equal to the amount of the monthly COBRA premium you would be required to pay to continue your group health coverage (including coverage for any covered dependents) for that month (such amount, the “Special Cash

Payments”). In the event the Company opts for the Special Cash Payments, you could use, but would not be obligated to use, the Special Cash Payments toward the cost of COBRA premiums.
3.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Separation Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

4.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

5.Return of Company Property. Within two (2) weeks of the Separation Date, you will return any of the Company's property, documents and confidential information in your possession, custody, or control.

6.Confidential Information Obligations. You acknowledge and agree to abide by your continuing obligations under your Employee Propriety Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A. You agree to sign and return to the Company the Termination Certificate attached to the Confidentiality Agreement.

7.Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

8.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

9.Release of Claims.

a.General Release. In exchange for the consideration under this Separation Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Separation Agreement.

b.Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).

c.Excluded Claims. Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Separation Agreement. In addition, nothing in this Separation Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against the Company or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns.

10.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have forty-five (45) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

11.Section 1542 Waiver. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

12.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company or its parent, subsidiary, or affiliate entities, or their officers, directors, members, employees or agents, except in the course of a government investigation or as required by compulsion of law (including as required by subpoena or deposition notice). In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties (e.g., demands to produce documents or testimony pursuant to subpoena), or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews with the Company or its counsel, and in deposition and trial testimony. The Company will reimburse you for reasonable out-of-

pocket expenses you may incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

13.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

14.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, or any applicable law or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers' compensation claim.

15.Miscellaneous. This Separation Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation any promises set forth in the Transition Agreement. This Separation Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Separation Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Separation Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation Agreement and the provision in question will be modified so as to be rendered enforceable. This Separation Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Separation Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Separation Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Separation Agreement is acceptable to you, please sign below and return the original to me.
We wish you the best in your future endeavors.
Sincerely,
Zeltiq Aesthetics, Inc.
By:    /s/ Mark J. Foley
Mark Foley
President and CEO

I have read, understand and agree fully to the foregoing Separation Agreement:

/s/ Richard Poinsett                    10/29/12
Rick Poinsett                        Date

EXHIBIT C
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Zeltiq Aesthetics, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).
I further certify that I have complied with all the terms of the Company's Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
Further, for a period of twelve (12) months from the date of this Certificate, I shall not solicit any licensor to or customer of the Company or licensee of the Company's products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.
Date:    10/5/12
/s/ Richard Poinsett
(Employee's Signature)

Richard Poinsett
(Type/Print Employee's Name)